Exhibit 99.1

DSP Group, Inc. Reports Third Quarter 2018 Results

Growth Initiatives Account for 58% of Revenues;

VoIP Revenues Reach a Record $12.1 Million;

GAAP and Non GAAP Gross Margins of 50.0% and 50.3%, Respectively, Exceeding Guidance

San Jose, Calif., November 1, 2018 - DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today its results for the third quarter ended September 30, 2018.

Third Quarter Financial Highlights:

●	Total revenues of $32.6 million, a year-over-year decrease of 5%:

o	Revenues from growth initiatives of $18.9 million, accounted for 58% of total revenues, a year-over-year increase of 18%.

o	Office/VoIP segment revenues of $12.1 million, a year-over-year increase of 20%.

o	SmartVoice segment revenues of $3.0 million, a year-over-year increase of 123%.

o	SmartHome segment revenues of $3.8 million, a year-over-year decrease of 17%.

o	Revenues from cordless products of $13.7 million accounted for 42% of total revenues, a year-over-year decrease of 25%.

●	GAAP and non-GAAP gross margin of 50.0% and 50.3%, reflecting a year-over-year improvement of 330 bps and 340 bps, respectively.

●

GAAP operating income of $0.3 million and non-GAAP operating income of $2.4 million, compared to GAAP operating income of $0.3 million and non-GAAP operating income of $2.1 million for the third quarter of 2017.

●	GAAP net income of $0.4 million and non-GAAP net income of $2.6 million, compared to GAAP net income of $0.6 million and non-GAAP net income of $2.3 million for the third quarter of 2017.

●

GAAP income per share of $0.02 and non-GAAP diluted earnings per share of $0.11, compared to GAAP income per share of $0.02 and non-GAAP diluted earnings per share of $0.10 for the third quarter of 2017.

●	Used less than $0.1 million of cash for operating activities, compared to $1.7 million of cash used for operating activities during the third quarter of 2017.

●	Repurchased during the third quarter of 2018 approximately 313,000 shares for a total consideration of $3.9 million, $7.8 million left for repurchase under the existing share buyback program.

●	Cash, deposits and marketable securities of approximately $119.7 million as of September 30, 2018.

Management Comments:

Commenting on the results, Ofer Elyakim, CEO of DSP Group, stated, “We are pleased with our third quarter results that were better than our guidance, and especially with our growth initiatives comprising 58% of revenues and increasing 18% year-over-year, thereby driving GAAP and non-GAAP gross margin expansion to 50.0% and 50.3%, respectively. We are also confident that we are well positioned for 2019 as a result of solid momentum and recent design wins in our growth initiatives. For instance, in our SmartVoice segment, we recently secured wins with six of the world’s leading brands in consumer electronics, including a tier 1 Chinese smartphone OEM.”

Mr. Elyakim added, “While these and other design wins set us up well for 2019, we do expect a decline in the fourth quarter, which will negatively impact our full year 2018 results, mainly due to weaker quarterly demand for cordless that we attribute primarily to a supply chain correction, as well as timing of orders for SmartHome and Office/VoIP products. We believe the anticipated decline in the fourth quarter is temporary as our existing design wins, pipeline and customer demand continue to strengthen across our growth initiatives and position us well for future growth. Additionally, we expect these initiatives to be important revenue contributors next year and to account for over two thirds of our total sales.”

Mr. Elyakim added further, “As separately announced today, we are delighted to welcome Eric Stauffer as DSP Group’s new Chief Revenue Officer in charge of global sales, and based in Silicon Valley. Eric joins DSP Group at an exciting time and we look forward to his contributions to the leadership and growth of our company.”

Third Quarter Financial Highlights:

●	Continue to extend our position in the unified communications market as demonstrated by our design wins with leading OEMs and a record revenue quarter:

o	Cisco launched its new unified communication wireless headsets based on our DVF and DCX81 chipsets.

o	Cisco launched a new line of IP phone expansion modules, its 6800 and 8851/61, based on our DVF9919 SoC.

o	Snom Technology, a leading European IP phone vendor, launched its D735, a new top-line IP phone, based on our DVF9919 SoC.

●	Continue to grow our engagement pipeline and design wins for voice as a user interface with leading consumer electronics OEMs, thereby helping to drive growth of a burgeoning new market:

o	A leading Korean OEM launched a series of tablet models based on our SmartVoice SoC.

o	A tier 1 Chinese smartphone OEM selected our SmartVoice SoC for a high volume smartphone model launching in the first quarter of 2019.

o	A leading camera OEM selected our SmartVoice technology for its new line of action cameras.

o	Jabra selected our SmartVoice technology for its new BlueParrott B550 Bluetooth headset.

o	A tier 1 home networking OEM selected our SmartVoice technology for its new Wi-Fi security camera.

o	A leading Turkish smartphone OEM selected our SmartVoice technology for its new smartphone model.

●	Continue to expand ULE reach into new markets with innovative products that leverage ULE’s unmatched characteristics for wireless indoor IoT:

o	Deutsche Telekom selected our DECT ULE SoC solution for its new smart speaker with two-way HD voice to support hands-free calling from the speaker.

o	Zipato, a leading European provider in home automation, incorporated our DECT ULE SoC solution into their new home automation controller - Zipatile2.

o	AwoX, a leading European smart lighting provider, incorporated our DECT ULE SoC solution into their new connected LED bulb products.

Third Quarter GAAP Results:

Revenues for the third quarter of 2018 were $32.6 million, a decrease of 5% from revenues of $34.3 million for the third quarter of 2017. Net income and diluted earnings per share for the third quarter of 2018 were $0.4 million and $0.02, respectively. Net income and diluted earnings per share for the third quarter of 2017 were $0.6 million and $0.02, respectively.

Third Quarter Non-GAAP Results:

Non-GAAP net income and diluted earnings per share for the third quarter of 2018 were $2.6 million and $0.11, respectively, as compared to non-GAAP net income and diluted earnings per share of $2.3 million and $0.10, respectively, for the third quarter of 2017. Non-GAAP net income and diluted earnings per share for the third quarter of 2018 excluded the impact of amortization of acquired intangible assets in the amount of $425,000 associated with previous acquisitions and equity-based compensation expenses of $1.8 million. Non-GAAP net income and diluted earnings per share for the third quarter of 2017 excluded the impact of amortization of acquired intangible assets of $425,000 associated with previous acquisitions, equity-based compensation expenses of $1.4 million, and changes in deferred taxes in the amount of $157,000 related to intangible assets acquired in previous acquisitions and equity-based compensation expenses.

Earnings Conference Call Details

DSP Group will discuss its first quarter financial results, along with its outlook and guidance for the fourth quarter of 2018, on its conference call at 8:30 a.m. ET today, and invites you to listen via our conference call or a live broadcast over the Internet.

Investors may access the conference call by dialing +1 800 458 4121 (domestic US) or +1 929 477 0324 (international) approximately 10 minutes prior to the starting time. The password is 8368261. The broadcast via the Internet can be accessed by all interested parties through the Investor Relations section of DSP Group’s website at www.dspg.com or link to: https://edge.media-server.com/m6/p/sg9ez874

A replay of the conference call will be available for a week following the call. To listen to the session, please dial +1 719 457 0820 (domestic US) or +44 20 7660 0134 (international) and enter the company access code: 8368261#.

Presentation of Non-GAAP Net Income and EPS

The Company believes that the non-GAAP presentation of net income and diluted earnings per share presented in this press release is useful to investors in comparing results for the quarter ended September 30, 2018 to the same period in 2017 because the exclusion of the above noted expenses may provide a more meaningful analysis of the Company’s core operating results. Further, the Company believes it is useful to investors to understand how the expenses associated with equity-based compensation are reflected in its statements of income.

Forward Looking Statements

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including Mr. Elyakim’s statements that (i) the company is well positioned for 2019 due to solid momentum and recent design win in its growth initiatives, (ii) there will be a decline in the fourth quarter, which will negatively impact the company’s full year 2018 results and the company’s rationale for such decline, including the temporary nature of some of the factors, (iii) confidence that the company’s design wins, pipeline and customer demand in the growth initiatives will continue to strengthen and position the company well for future growth, and (iv) the expectation that the growth initiatives to be important revenue contributors and will account for over 2/3 of the total revenues in 2019. The results from these statements may not actually arise as a result of various factors, including the market penetration of new products such as products with Voice User Interface; unexpected delays in the commercial launch of new products; speed of decline in the cordless market; DSP Group's ability to manage costs; DSP Group’s ability to develop and produce new products at competitive costs and in a timely manner and the ability of such products to achieve broad market acceptance; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK FACTORS” in the Form 10-K for fiscal 2017, as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s website (www.dspg.com) under Investor Relations. DSP Group assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and hardware reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices,connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contact:

Daniel Amir

Corporate Vice President, Business Development, Strategy and Investor Relations

Work: 1-415-726-5900, Daniel.amir@dspg.com

DSP GROUP, INC.

    CONSOLIDATED STATEMENTS OF INCOME

    (In thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$32,619	$34,277	$91,381	$93,511
Cost of revenues	16,315	18,270	46,311	50,760
Gross profit	16,304	16,007	45,070	42,751
Operating expenses:
Research and development, net	9,614	9,214	27,503	27,565
Sales and marketing	3,640	3,635	11,468	10,640
General and administrative	2,362	2,483	7,612	7,342
Amortization of intangible assets	425	425	1,276	1,275
Total operating expenses	16,041	15,757	47,859	46,822
Operating income (loss)	263	250	(2,789)	(4,071)

Financial income, net	492	382	1,291	1,216
Income (loss) before taxes on income	755	632	(1,498)	(2,855)
Income tax expenses	350	54	139	19
Net Income (loss)	$405	$578	$(1,637)	$(2,874)
Net earnings (loss) per share:
Basic	$0.02	$0.03	$(0.07)	$(0.13)
Diluted	$0.02	$0.02	$(0.07)	$(0.13)

Weighted average number of shares used in per share computations of earnings (loss) per share:
Basic	22,449	22,276	22,603	22,186
Diluted	23,338	23,243	22,603	22,186

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income (loss)	$405	$578	$(1,637)	$(2,874)
Equity-based compensation expense included in cost of revenues	114	84	320	275
Equity-based compensation expense included in research and development, net	781	576	2,134	1,815
Equity-based compensation expense included in sales and marketing	283	273	954	870
Equity-based compensation expense included in general and administrative	574	505	1,703	1,566
Amortization of intangible assets	425	425	1,276	1,275
Changes of deferred taxes related to intangible assets and equity-based compensation expense	39	(157)	(342)	(319)
Non-GAAP net income	$2,621	$2,284	$4,408	$2,608

Weighted-average number of common stock used in computation of GAAP diluted net earnings (loss) per share (in thousands)	23,338	23,243	22,603	22,186

Weighted-average number of shares related to outstanding options, stock appreciation rights and restricted share units (in thousands)	420	392	1,355	1,404

Weighted-average number of common stock used in computation of non-GAAP diluted net earnings per share (in thousands)	23,758	23,635	23,958	23,590

GAAP diluted net income (loss) per share	$0.02	$0.02	$(0.07)	$ (0.13)
Equity-based compensation expense	0.07	0.06	0.21	0.19
Amortization of intangible assets	0.02	0.02	0.05	0.06
Changes of deferred taxes related to intangible assets and equity-based compensation expense	-	-	(0.01)	(0.01)
Non-GAAP diluted net earnings per share	$0.11	$0.10	$0.18	$0.11

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2018	2017
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$11,359	$21,324
Restricted deposits	503	524
Marketable securities and short term deposits	34,410	24,697
Trade receivables, net	21,448	13,416
Inventories	8,247	9,422
Other accounts receivable and prepaid expenses	2,843	3,167
Total current assets	78,810	72,550

Property and equipment, net	2,854	3,184
Long term marketable securities and deposits	73,398	82,669
Severance pay fund	14,755	15,190
Deferred income taxes	855	1,043
Intangible assets, net	7,746	9,022
Long term prepaid expenses and lease deposits	1,642	1,541
	98,396	109,465

Total assets	$180,060	$185,199

Liabilities and Stockholders’ Equity
Current liabilities:
Trade payables	$9,393	$8,660
Other current liabilities	12,342	12,819
Total current liabilities	21,735	21,479

Accrued severance pay	14,944	15,463
Accrued pensions	868	883
Deferred income taxes	146	424
Total long term liabilities	15,958	16,770
Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	377,162	372,041
Accumulated other comprehensive loss	(2,658)	(1,874)
Less – Cost of treasury stock	(121,286)	(118,397)
Accumulated deficit	(110,873)	(104,842)
Total stockholders’ equity	142,367	146,950
Total liabilities and stockholders’ equity	$180,060	$185,199